As filed with the Securities and Exchange Commission on August 31, 1995
                                        Registration No. 33-
______________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           ________________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                             ____________________

                           COMVERSE TECHNOLOGY, INC.
            (Exact name of Registrant as specified in its charter)
                             ____________________
            New York                                13-3238402
   (State or Other Jurisdiction                  (I.R.S. Employer
of Incorporation or Organization)               Identification No.)
                           170 Crossways Park Drive
                           Woodbury, New York  11797
                                (516) 677-7200
         (Address Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                             ____________________
                                Kobi Alexander
               Chairman of the Board and Chief Executive Officer
                           Comverse Technology, Inc.
                           170 Crossways Park Drive
                           Woodbury, New York  11797
                                (516) 677-7200
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent For Service)
                          __________________________
                                  Copies to:
                            William F. Sorin, Esq.
                                823 Park Avenue
                           New York, New York  10021
                            ______________________
      Approximate date of commencement of proposed sale to the public:
From time to time during the one year period following the effective date of this Registration Statement as determined by the Selling Shareholders on the basis of market conditions and other factors.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please
check the following box.  [   ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for
the same offering.  [    ] _____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.  [    ] _____

     If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.  [    ]

                        CALCULATION OF REGISTRATION FEE
____________________________________________________________________________________________
                                     Proposed Maximum     Proposed Maximum        Amount of
Title of Shares     Amount to be      Offering Price          Aggregate         Registration
to be Registered     Registered        Per Unit <F1>      Offering Price<F1>         Fee
____________________________________________________________________________________________

Common Stock,        348,334 shares      $19.1875             $6,683,659            $2,305
par value $.10
per share
_____________________________________________________________________________________________

<F1>  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low sales price quoted on the Nasdaq National Market System on August 28, 1995.

                             ____________________
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
______________________________________________________________________

      INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    Subject to Completion, August 31, 1995

PROSPECTUS

                           COMVERSE TECHNOLOGY, INC.

                        348,334 Shares of Common Stock
                               ($.10 par value)

This Prospectus relates to 348,334 shares (the "Shares") of the Common Stock, par value $.10 per share ("Common Stock"), of Comverse Technology, Inc. ("the "Company"). The Shares are being offered by one or more shareholders of the Company (the "Selling Shareholders") who acquired the Shares from the Company as consideration in the merger of Trout Acquisition Inc., a direct wholly owned subsidiary of the Company, with and into Dale, Gesek, McWilliams & Sheridan, Inc. (the "Merger").

The Selling Shareholders may sell the Shares from time to time following the date of effectiveness of the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") of which this Prospectus is a part, in one or more transactions in their discretion and for their own account until the Shares are sold or become salable without registration under Rule 144 of the Securities Act of 1933 (the "Securities Act") or otherwise. The Shares may be sold on the Nasdaq National Market System, through brokers or dealers, or otherwise through sales pursuant to Rule 144, where applicable. The Shares may also be offered in one or more underwritten offerings, on a firm
commitment or best efforts basis.  See "Plan of Distribution."   None
of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No dealer, salesperson or any individual has been authorized to give any information, or to make any representations, other than those contained or incorporated by reference in this Prospectus or in a Prospectus Supplement, in connection with the offer made by this Prospectus and any Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date hereof or thereof. This Prospectus and any Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any of the Shares in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

The date of this Prospectus is _______, 1995.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements, information statements and other information with the Securities and Exchange Commission. All such reports, proxy statements, information statements and other information filed with the Commission concerning the Company can be inspected and copied at public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market System under the trading symbol CMVT.

      The Company has filed with the Commission a registration statement on Form S-3 (herein together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of charges prescribed by the Commission.

                      DOCUMENTS INCORPORATED BY REFERENCE

      The following documents filed by the Company with the Commission pursuant to Section 13 of the Exchange Act (File No. 0-15502) are incorporated herein by reference:

      1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended;

      2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

      3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995; and

      4. The description of the Company's Common Stock contained in its registration statement on Form 8-A filed with the Commission on March 17, 1987, as amended.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such documents.

      Any statement contained in this Prospectus, any Prospectus Supplement, or in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this Prospectus and any Prospectus Supplement to the extent that a statement contained in this Prospectus, any Prospectus Supplement, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

      The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein, except the exhibits to such documents (unless such exhibits are specifically incorporated by
reference into such documents).   The Company will also promptly
furnish on written request, without charge, a copy of its most recent Annual Report to Shareholders. Written requests for such copies should be directed to Director of Shareholder Communications, Comverse Technology, Inc., 170 Crossways Park Drive, Woodbury, New York 11797. Telephone requests for such copies should be directed to Director of Shareholder Communications at (516) 677-7200.

                                  THE COMPANY

      Comverse Technology, Inc., designs, develops, manufactures, markets and supports special purpose computer and telecommunications systems for multimedia communications and information processing applications. The Company's systems are used in a broad range of applications by fixed and wireless telephone network operators, government agencies, financial institutions and other public and commercial organizations worldwide. Through subsidiaries, the Company is also involved in the provision of computer design and consulting services, the operation of a telemessaging service bureau in Israel and capital market activities for its own account.

      The Company was incorporated in the State of New York in October 1984. Its principal executive offices are located at 170 Crossways Park Drive, Woodbury, New York 11797, and its telephone number is
(516) 677-7200.

                                USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

                             SELLING SHAREHOLDERS

      The Shares offered by this Prospectus were initially issued to the Selling Shareholders pursuant to an Agreement and Plan of Merger dated August 7, 1995 (the "Merger Agreement") by and among the Company, Dale, Gesek, McWilliams & Sheridan, Inc. ("DGM&S") and the then-shareholders of DGM&S. The Merger became effective on August 30, 1995. Each of such DGM&S shareholders is referred to individually herein as a "Selling Shareholder," and all of such DGM&S shareholders are referred to collectively herein as the "Selling Shareholders." Immediately following the Merger, the Selling Shareholders were the beneficial owners of, in the aggregate, 1,045,000 shares of the Company's Common Stock, which amount is approximately 4.9% of the outstanding Common Stock of the Company. Under the terms of the Merger Agreement, the Company has agreed to register for sale up to one-third of the Shares issued to the Selling Shareholders in each of three separate and sequential Registration Statements. The Company has further agreed to use its best efforts to keep each such Registration Statement effective until the Shares registered thereby have been sold or become salable without registration under the Securities Act. Accordingly, only one-third of the Common Stock of the Company issued to the Selling Shareholders as a result of the Merger is being offered by this Prospectus. Because a Selling Shareholder may offer pursuant to this Prospectus all or some part of the Shares, and because the offering may or may not be an underwritten offering, no estimate can be given of the number of Shares to be offered for sale by a Selling Shareholder or as to the number of Shares that will be held by a Selling Shareholder upon termination of
such offering.   See "Plan of Distribution."

      None of the Selling Shareholders has had any position, office or other material relationship with the Company or any of its predecessors or affiliates within the past three years except as a party to the Merger Agreement, and except that Rex A. McWilliams who has been President of DGM&S since 1980 and a Director, holds the same positions with DGM&S after the Merger. Since 1990 until the effective date of the Merger, John A. Dale was the Chairman of the Board of Directors of DGM&S.

      The following table identifies each of the Selling Shareholders and sets forth the number of shares of Common Stock beneficially owned by each Selling Shareholder, the number of shares of Common Stock offered by this Prospectus, and the percentage ownership by each Selling Shareholder of the Company's Common Stock.

                  Total Shares of   Shares of Company Common    Percentage
                  Company Common        Stock Offered by      Ownership After
                       Stock            this Prospectus         Offering<F1>
John A. Dale          521,455               173,819                1.65%
Rex A. McWilliams     523,545               174,515                1.65%

<F1>Assumes that the Selling Shareholder sells all shares offered by this Prospectus.

      Other information relating to any Selling Shareholder will be set forth in a Prospectus Supplement as necessary.

                             PLAN OF DISTRIBUTION

      The shares of Common Stock offered by this Prospectus may be sold from time to time following the effective date of the Registration Statement by the Selling Shareholders in one or more transactions.
The Shares may be sold on the Nasdaq National Market System, through brokers or dealers, or otherwise through sales pursuant to Rule 144 of the Securities Act of 1933, where applicable. The Shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. The Company will receive no proceeds from the sale of the Shares by the Selling Shareholders.

      Under the terms of the Merger Agreement, the Company agreed to file separate and sequential Registration Statements with the Commission for each of the three years following the effective date of the Merger. Each such Registration Statement, including the Registration Statement filed with the Commission in connection with this Prospectus, registers, or will register, one-third of the shares of the Company's Common Stock received by the Selling Shareholders in the Merger. The Company further agreed to use best efforts to maintain the effectiveness of each such Registration Statement until the shares registered thereby have been sold or become salable without registration under the Securities Act.

      Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Shareholder and/or purchasers of Shares, for whom they may act. In addition, a Selling Shareholder and any such underwriters, dealers, brokers or agents that participate in the distribution of Shares may be deemed to be underwriters under the Securities Act, and any profits on the sale of Shares by them and any discounts, commissions or concessions, received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or agent in connection with the sale of the Shares will be selected by a Selling Shareholder and may have other business relationships with the Company and its subsidiaries of affiliates in the ordinary course of business.

      At any time a particular offer of Shares is made by a Selling Shareholder, if required a Prospectus Supplement will forth the identity of, and certain information relating to, such Selling Shareholder, the aggregate amounts of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from such Selling Shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement, and if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Shares.

      The Merger Agreement provides that all expenses incurred by the Company in connection with the preparation of a Registration Statement, including, without limitation, registration, qualification, and filing fees, printing expenses, and fees and expenses of counsel and accountants for the Company, shall be borne by the Company; provided, however, that all underwriting discounts and selling commissions applicable to the sale of Shares and any fees and expenses of counsel, accountants, or other agents for the Selling Shareholders in connection with a registration hereunder shall be borne by the Selling Shareholders.

      The Merger Agreement further provides that the Company indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. The Merger Agreement also provides for the indemnification of the Company by a Selling
Shareholder for certain liabilities, including liabilities under the Securities Act.

                         DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.10 per share, and 2,500,000 shares of preferred stock, par value $0.01 share ("Preferred Stock").

      The holders of outstanding shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. The Company has not declared a cash dividend in the last ten years. In the event of the liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after the payment of liabilities. Holders of Common Stock have no preemptive rights to subscribe for additional shares of Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

      The Company may issue the Preferred Stock in one or more series. The Board of Directors is authorized to determine, with respect to each series of Preferred Stock which may be issued, the powers, designations, preferences, and rights of the shares of such series and the qualifications, limitations, or restrictions thereof, including any dividend rate, redemption rights, liquidation preferences, sinking fund terms, conversion rights, voting rights and any other preferences or special rights and qualifications. The effects of any issuance of the Preferred Stock upon the rights of holders of the Common Stock depends upon the respective powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of one or more series of Preferred Stock as determined by the Board of Directors. Such effects might include dilution of the voting power of the Common Stock, the subordination of the rights of holders of Common Stock to share in the Corporation's assets upon liquidation, and reduction of the amount otherwise available for payment of dividends on Common Stock.

                                 LEGAL MATTERS

      Legal matters in connection with the Common Stock offered hereby are being passed upon by Munger, Tolles & Olson, 355 S. Grand Ave., 35th Floor, Los Angeles, California, 90071.

                                    EXPERTS

      The consolidated financial statements of the Company and its subsidiaries included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, which has been incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent certified public accountants, whose reports are also incorporated by reference herein. Such financial statements are incorporated by reference in reliance upon the reports given upon the authority of such firm as experts in accounting and auditing.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the estimated expenses in connection with the offering of the shares of Common Stock registered hereby. All of the following expenses will be paid by Comverse.


            SEC Registration Fee                $ 2,305
            Accounting fees and expenses            250
            Legal fees and expenses               7,000
            Miscellaneous                           445

            Total                               $10,000


Item 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company has included in its Certificate of Incorporation, pursuant to Section 402(b) of the Business Corporation Law of the State of New York (the "Business Corporation Law"), a provision that no director of the Company shall be personally liable to the Company or its shareholders in damages for any breach of duty as a director, provided that such provision shall not be construed to eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.

      The By-Laws of the Company further provide that the Company shall indemnify its directors and officers, and shall advance their expenses in the defense of any action for which indemnification is sought, to the full extent permitted by the Business Corporation Law and when authorized by resolution of the shareholders or directors of the Company or any agreement providing for such indemnification or advancement of expenses, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to him established that his acts were committed in bad faith or were the result of active and deliberate dishonesty material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. The Company has entered into indemnity agreements with each of its directors and officers pursuant to the foregoing provisions of its By-Laws.

Item 16.    EXHIBITS

Exhibit
Number      Description

5           Opinion of Munger, Tolles & Olson.

23.1        Consent of Munger, Tolles & Olson (contained in Exhibit 5).

23.2        Consent of Deloitte & Touche LLP.

24          Power of Attorney (see signature page).


Item 17.    UNDERTAKINGS

The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made hereunder, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

      (4) That, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbury, State of New York, on August 28, 1995.

                                          COMVERSE TECHNOLOGY, INC.
                                          By:   /s/ KOBI ALEXANDER
                                                Kobi Alexander, President
                                                Chairman of the Board and
                                                Chief Executive Officer

                               POWER OF ATTORNEY

      Each of the undersigned hereby constitutes and appoints Kobi Alexander, with full power of substitution and resubstitution, as such person's true and lawful attorney-in-fact and agent, in such person's name and on such person's behalf, in any and all capacities, to sign any and all amendments to this Registration Statement, including any post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/Kobi Alexander       President, Chairman of                 August 28, 1995
Kobi Alexander          the Board, Chief Executive
                        Officer and Director
                        (principal executive officer)


/s/Igal Nissim          Vice President-Finance and             August 28, 1995
Igal Nissim             Chief Financial Officer
                        (principal financial and
                        accounting officer)


/s/Zvi Alexander        Director                               August 28, 1995
Zvi Alexander


/s/Sam Oolie            Director                               August 28, 1995
Sam Oolie


/s/John H. Friedman     Director                               August 28, 1995
John H. Friedman


/s/William F. Sorin     Director                               August 28, 1995
William F. Sorin


/s/Yechiam Yemini       Director                               August 28, 1995
Yechiam Yemini